EXHIBIT 99.1

FARMHOUSE INC. FILES FORM 10-K FOR YEAR ENDED DECEMBER 31, 2020

PROVIDES IMPORTANT UPDATE ON PENDING LITIGATION

Press Release: OTC DISCLOSURE & NEWS SERVICE

SAN FRANCISCO, Calif., May 3, 2020 – Farmhouse, Inc. (OTC:FMHS) (the “Company”), a social media company focused on leveraging technology to connect the regulated cannabis industry through its on-line community, The WeedClub® Platform, today announced that it has filed its Form 10-K for the year ended December 31, 2020 and provides important update on its pending litigation.

Results of Operations

For the years ended December 31, 2020 and 2019, the Company generated revenues of $16,691 and $41,344, respectively, a decrease of $24,653. Overall, for the year ended December 31, 2020, we reported a net loss of $1,045,479, or $0.07 per share, compared to a net loss of $563,072, or $0.05 per share, for the year ended December 31, 2019. It was determined that the fair market value of our intangible assets to be zero as of December 31, 2020, and the Company recorded a loss on impairment of intangible assets of $455,000 for the year ended December 31, 2020. Without considering the $455,000 loss on impairment of intangible assets, the comparative net loss for the year ended December 31, 2020 was $590,479, an overall increase of approximately $27,400 over the year ended December 31, 2019.

“This past year’s loss is a continuing investment in our strategy to position The WeedClub® Platform as the trusted online community where cannabis professionals can meet, exchange ideas as legalization grows worldwide, and identify key areas where we can implement scalable technologies to capture value for our shareholders,” said Chief Executive Officer Evan Horowitz. “During 2020, we saw an improving business climate for the cannabis and hemp industry. Earlier in 2021, we launched new capabilities for growth such as merchant banking and mainstream social network integrations. We remain steadfast in our strategy and we are optimistic our technologies will lead to meaningful revenue opportunities.”

Important Update on Pending Litigation

In late 2017, the Company commenced litigation against Los Angeles Farmers, Inc. (“L.A. Farmers”), a medical marijuana growing and retail company based in Los Angeles, and David and Irina Vayntrub, who were the sole officers, directors and members of L.A. Farmers, seeking to enforce its contract rights under a Strategic Consulting Agreement. The action was originally filed in the Los Angeles County Superior Court and was subsequently stayed so that the matter could be arbitrated before a federal judge at Judicate West in Los Angeles. In January 2021, the Company entered into a confidential settlement with the Vayntrubs that resolved all claims between the Company and the Vayntrubs. In February 2021, the Company and L.A. Farmers conducted a four-day arbitration hearing at Judicate West.

On April 8, 2021, the Judge issued his Arbitration Award, which found in favor of the Company and against L.A. Farmers on all claims. The judgment awards 49% of L.A. Farmer’s business to the Company as of November 2017, along with a share of any profits from November 2017 to the present and going forward, accrued interest and litigation costs. The Judge also appointed a monitor to conduct an accounting of L.A. Farmer’s business to determine how much the Company is entitled to under the award.

“Because the arbitration award is final, L.A. Farmers has no appellate rights and there is little to no possibility that the arbitration award will be modified or overturned in any material respect,” said Chief Executive Officer Evan Horowitz. “We are in the process of confirming the arbitration award and working with the monitor to have him commence his work. The financial impact of this arbitration award is unknown at this time.”

About Farmhouse, Inc.

The Company has developed The WeedClub® Platform, a professional social network platform to the regulated cannabis industry, which allows its members to digitally network with cannabis industry stakeholders. The Company vets its WeedClub® members to ensure their businesses are state compliant and have clean backgrounds which helps facilitate a sense of community and trust amongst its members. Within WeedClub®, members utilize an increasing set of technology-based tools for discovering professional connections and information. The Company believes WeedClub® will improve connectivity between enterprise cannabis professionals by adding more conventional social networking software and systems. The Company intends to offer its WeedClub® members group opportunities while advertising and consulting revenues are generated via the curated opportunities.

Forward Looking Statements

The Company cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on our current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of our product for a particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for our software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services; and other risks described in prior press releases and in our filings with the Securities and Exchange Commission (SEC), including in our Form 10-K for the year ending December 31, 2020 and any subsequent filings with the SEC. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact Information

For all inquiries:

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